Execution Copy

INVESTMENT SUBADVISORY
AGREEMENT


	THIS INVESTMENT SUBADVISORY
AGREEMENT ("Agreement") is made as of the 28th day of March, 2016, by and among American
Century Investment Management, Inc. ("Advisor"), a Delaware corporation, and Columbia Management
Investment Advisers, LLC ("Subadvisor"), a
Minnesota limited liability company.

WITNESSETH:

	WHEREAS, Advisor is the investment
advisor to the fund or funds listed on Exhibit A hereto (each the "Fund," and collectively the "Funds"), each of which is a series of shares of American Century Capital Portfolios, Inc. ("Issuer") and is an open-end management investment company to be registered with the Securities and Exchange Commission (the "SEC") under the
Investment Company Act of 1940 (the "Investment
Company Act");

	WHEREAS, Advisor and Subadvisor both
are investment advisors registered with the SEC under the Investment Advisers Act of 1940, as amended (the "Advisers Act");

	WHEREAS, Issuer has engaged Advisor to
serve as the investment manager for the Funds pursuant to a Management Agreement;

	WHEREAS, Advisor has engaged Perella
Weinberg Partners Capital Management LP
("PWP") to provide investment management and allocation services for the Funds pursuant to an Investment Subadvisory Agreement and has authorized PWP to recommend and interact with subadvisors for the Funds;

	WHEREAS, PWP has recommended
Subadvisor as a subadvisor for a portion of the Funds, Advisor desires to engage Subadvisor as a subadvisor for the Funds, and Subadvisor desires to accept such engagement;

	WHEREAS, the Board of Directors of the
Funds (the "Board") has determined that it is advisable to enter into this Agreement.

	NOW, THEREFORE, in consideration of
the premises and of the covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

      1.	INVESTMENT DESCRIPTION -
APPOINTMENT.

      (a) 	With regard to any portion of the
Funds over which Subadvisor is allocated investment authority by PWP (the "Subadvisor
Managed Assets"), Advisor hereby appoints
Subadvisor to provide the investment advisory services described herein to the Funds in accordance with the (i) Funds' Prospectus and Statement of Additional Information as in effect and as amended from time to time (collectively the Funds' "Registration Statement"), (ii) the
Investment Policy Statement for the Subadvisor
Managed Assets as agreed to by Advisor and Subadvisor (collectively the "IPS"); and (iii) the requirements set forth herein, subject to the oversight of the Board and oversight and direction of PWP and Advisor (the "Subadvisory Services").

      (b)	Advisor will provide Subadvisor
copies of all amendments and supplements to the Funds' Registration Statement upon the filing thereof with the SEC.

      (c)	In consideration for the
compensation set forth below, Subadvisor accepts the appointment and agrees to furnish the Subadvisory Services.

2.	SUBADVISORY SERVICES.

      (a)	Subject to the general oversight of
the Board and the general supervision, oversight and direction of PWP and Advisor, with respect to the Subadvisor Managed Assets, Subadvisor will (i) make investment decisions for the Funds in accordance with each Fund's respective investment objective and policies as stated in such Fund's
Registration Statement, with the provisions of this Agreement and with such written guidelines as Advisor may from time to time provide to Subadvisor; (ii) place purchase and sale orders on behalf of the Funds and enter such orders on behalf of the Funds under trading agreements the Advisor or Issuer has entered for use by the Funds (such as ISDAs, futures agreements, MSFTAs, and other agreements) as necessary to place such orders; and
(iii) maintain such books and records with respect to the securities transactions of the Funds as are required by applicable law or regulation.

      (b)	In providing the Subadvisory
Services, Subadvisor will supervise the Subadvisor
Managed Assets and conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Subadvisor Managed
Assets.  In addition, Subadvisor will furnish PWP,
Issuer or Advisor whatever information, including statistical data, PWP, Issuer or Advisor may reasonably request with respect to the instruments that the Subadvisor may cause the Fund to hold.

      (c)	Subadvisor will at all times comply
with (i) the policies and procedures of the Funds, Issuer and Advisor of which it has received written notice, (ii) the Rules (as defined in Section 3 below) applicable to the Subadvisor Managed Assets, and
(iii) the Funds' Registration Statement, the IPS, the
Investment Company Act, the Advisers Act, the
Internal Revenue Code of 1986, as amended (the
"Code"), and all other applicable federal and state laws, rules and regulations (collectively with the Registration Statement, the IPS, the Investment
Company Act, the Advisers Act, and the Code, the
"Relevant Laws"). Subadvisor will be given prompt notice of any material change to any policy and/or procedures of the Funds. Subadvisor will not be responsible for complying with any such material changes of which it has not received notice.

      (d)	All cash, securities and other assets
of the Funds shall be held at all times by such entity or entities engaged by Issuer to be the custodian, including prime brokers and futures commission merchants (collectively, the "Custodian") in compliance with Section 17(f) of the Investment
Company Act. Subadvisor shall not be responsible for any custody arrangements involving any assets of the Funds or for the payment of any custodial charges or fees, nor shall Subadvisor have possession or custody of any such assets. All payments, distributions and other transactions in cash, securities or other assets in respect of the Funds shall be made directly to or from the Custodian. Advisor shall provide, or shall direct the Custodian to provide, to Subadvisor from time to time such reports concerning assets, receipts and disbursements with respect to the Subadvisor
Managed Assets as Subadvisor may request, including daily information on cash balances available for investment, Fund shareholder activity and market value of the securities held by the Funds. In providing the Subadvisory Services,
Subadvisor also shall be responsible for trade confirmations, monitoring timely settlement of trades, and resolving custody overdrafts resulting from trading. In the event overdraft fees are incurred with respect to the Subadvisor Managed
Assets due to circumstances deemed outside the normal course of business and that are directly attributable to the actions of Subadvisor, Subadvisor shall be responsible for reimbursing the Funds.
With respect to the  Subadvisor Managed Assets,
Subadvisor shall (i) reconcile positions from Subadvisor's internal records to the Custodian's records on a daily basis, (ii) reconcile the market value from its internal records to the Custodian's records, and (iii) provide Advisor and PWP with a monthly reconciliation report listing any material discrepancies as defined by Advisor.

	(e)	Advisor acknowledges and agrees
that Subadvisor is not the Funds' pricing agent, and is not responsible for pricing the securities held by the Funds. However, Subadvisor shall be responsible for reviewing the prices of the Subadvisor Managed Assets used to value the Funds for reasonableness and notifying Advisor of any need to challenge a price provided by a pricing vendor. Upon request, Subadvisor will provide reasonable assistance to the Advisor's valuation committee or to the Funds' pricing agents in valuing securities held by a Fund.

      (f)	At the reasonable request of Advisor,
Subadvisor will participate in educational meetings with intermediaries or others about portfolio management and investment-related matters regarding the Funds.

      (g)	Subadvisor makes no representations
or warranties, express or implied, that any level of performance or investment results will be achieved by the Funds or that the Funds will perform comparably with any standard, including any other clients of Subadvisor or any index.

	(h)	Subadvisor is responsible for
ensuring that any transactions effected for the Subadvisor Managed Assets between Subadvisor and PWP or any other subadvisor engaged to manage some of the assets of the Funds ("Other
Subadvisors") are consistent with the requirements of the Investment Company Act and with the Funds' policy regarding Section 17 transactions, as provided to Subadvisor. Except with respect to PWP, Subadvisor will not consult with any Other
Subadvisors of the Funds or other subadvisors to a series under common control with the Funds concerning transactions of the Funds in securities or other assets.

	(i)	Subadvisor will not advise or act for
the Funds in any legal proceedings, including bankruptcies or class actions, involving securities held in the Funds or issues of those securities, unless otherwise agreed.

	(j)	The Funds have claimed an
exclusion from the definition of a Commodity Pool
Operator pursuant to CFTC Rule 4.5 (the "CPO
Exclusion") and Subadvisor shall not manage the Subadvisor Managed Assets in a manner that would cause any Fund to not qualify for the CPO
Exclusion unless otherwise approved by the Advisor in writing.

	(k)	In connection with collateral and
margin requirements and short sale proceeds associated with transactions effected with respect to the Subadvisor Managed Assets, Subadvisor shall be responsible for moving subadvised assets into and out of any tri-party special custody accounts established by the Funds. Advisor is responsible for establishing such tri-party special custody accounts and Subadvisor is responsible for the instruction of the collateral movement to and from such accounts.
In addition, Subadvisor will be responsible for posting margin for the Funds out of the Subadvisor
Managed Assets in compliance with Rule 17f-6 under the Investment Company Act. Advisor's administrative agent and not Subadvisor is responsible for the calculation of asset coverage and segregating liquid assets on the Funds' books for purposes of compliance with Section 18 of the Investment Company Act and the guidance and interpretation of the staff of the SEC. Subadvisor is responsible for monitoring the Subadvisor Managed
Assets to ensure the adequacy of eligible collateral and will take any necessary action to resolve any deficiencies as promptly as practicable under the circumstances.

3.	COMPLIANCE RULES.

      Advisor, in collaboration with PWP, will develop investment guidelines, restrictions and compliance rules for the Subadvisor Managed
Assets (the "Rules") such that each Fund will operate in compliance with the Relevant Laws when all such Rules are implemented and followed by Subadvisor and any Other Subadvisors. Subadvisor is responsible for pre-trade compliance with the Rules as communicated by Advisor. If any violation by Subadvisor of such Rules results in a violation of the Relevant Laws by any Fund, Subadvisor shall be responsible for the overall Fund violation and will be responsible for the correction of such error in accordance with the Advisor's and the relevant Fund's error correction policies, as provided to Subadvisor.

 4.	BROKERAGE.

      (a)	In placing transaction orders for the
Subadvisor Managed Assets and selecting brokers or dealers for the execution of Fund transactions, Subadvisor will seek to obtain best execution and shall execute or direct the execution of all such transactions as permitted by law and in a manner that is consistent with its fiduciary obligations to the Funds and its other clients. In assessing best execution for any such transaction, Subadvisor will consider all factors it deems relevant including, but not limited to, breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. Consistent with this obligation and Advisor's policies, as provided to Subadvisor, Subadvisor may, at its discretion and consistent with the provisions of
Section 28(e) of the Securities Exchange Act of
1934, execute transactions with brokers and dealers who provide Subadvisor with research and other services, but in all instances best execution shall control. Subadvisor is authorized to place purchase and sale orders for the Subadvisor Managed Assets with brokers and/or dealers subject to the supervision of Advisor and the oversight of the Board and in accordance with the limitations set forth in the Registration Statement, the Rules and the IPS.

      (b)	On occasions when Subadvisor
deems the purchase or sale of a security with respect to the Subadvisor Managed Assets to be in the best interest of a Fund as well as one or more of its other clients, Subadvisor may to the extent permitted by applicable law, but shall not be obligated to, aggregate orders to purchase or sell the securities or other investments with those of orders for its other clients. In such event, allocation of the securities or other investments so purchased or sold, as well as of the fees and expenses incurred in the transaction, will be made by Subadvisor in a manner it considers to be equitable and consistent with its fiduciary obligations to Issuer and to such other clients and with the Advisor's and Issuer's policies. Advisor recognizes that, in some cases, this procedure may limit the size of the position that may be acquired or sold for a Fund.

      (c)	Subadvisor hereby agrees to advise
Advisor and the Board, when requested, as to all payments of brokerage fees and commissions in connection with the Subadvisor Managed Assets and as to its brokerage policies and practices generally.

5.	GENERAL PROVISIONS
RELATED TO SUBADVISORY
SERVICES.

      (a)	Subadvisor will keep PWP, Issuer
and Advisor informed of material developments affecting the Funds and will take the initiative to furnish PWP, Issuer and Advisor on at least a quarterly basis with whatever information
Subadvisor, PWP and Advisor believe is
appropriate for this purpose.

      (b)	Subadvisor will use best efforts to
provide PWP, Issuer and Advisor with such factual information regarding Subadvisor and its personnel, investment records, portfolio holdings, portfolio composition and characteristics reporting, performance reporting including attribution level reporting, statistical data, and other information as PWP, Issuer and Advisor reasonably request for the preparation of the Funds' Registration Statement, periodic and other reports and other documents required by federal and state laws and regulations, and particularly as may be required for the periodic review, renewal, amendment or termination of this Agreement, and such additional documents and information as PWP, Issuer and Advisor may reasonably request for the management of the affairs of the Funds and/or Advisor. Subadvisor understands that the Funds and Advisor will rely on such information in the preparation of the Registration Statement, the Funds' financial statements, and any other such reports.

	(c) 	Subadvisor shall furnish the Board
such periodic, regular and special reports with respect to the Subadvisor Managed Assets and its services hereunder as the Board or Advisor may reasonably request or as may be required by applicable law or regulation. In addition, upon reasonable notice from the Board or Advisor, a representative of Subadvisor shall attend meetings of the Board to make presentations on the performance of the Subadvisor Managed Assets, and such other matters relating to the Subadvisory
Services and the Funds as the Board, PWP and Advisor believe is appropriate.

	(d)	Subadvisor shall furnish to
regulatory authorities any information or reports in connection with the Subadvisory Services as may be lawfully requested, provided, however, that Subadvisor shall not be responsible for the preparation and filing of any other reports or statements (including, without limitation, any tax returns or financial statements) required of the Funds by any governmental or regulatory agency, except as expressly agreed to by Subadvisor in writing.

	(e)	Subadvisor shall, at Issuer's or
Advisor's request, certify to Issuer's independent auditors that sales or purchases aggregated with those of other clients of Subadvisor, as described in
Section 4 above, were allocated in a manner it considers to be equitable.

	(f)	Subadvisor shall maintain books and
records with respect to the Subadvisory Services hereunder in accordance with applicable federal and state law. Further, in compliance with the requirements of the Investment Company Act, Subadvisor hereby agrees that all records that it maintains for the Funds are the property of Issuer and further agrees to surrender to Issuer promptly upon Issuer's written request any of such records but shall be entitled to retain copies thereof as long as they are maintained and deleted in accordance with Subadvisor's records management policy. In addition, Subadvisor agrees to cooperate with PWP, Issuer and Advisor when any of them is being examined by any regulatory authorities, and specifically agrees to promptly comply with any request by such authorities to provide information or records. Subadvisor further agrees to preserve for the periods of time prescribed by the Investment
Company Act and the Advisers Act the records it maintains in accordance with Section 2(a)(iv).

      (g)	Advisor will vote the Funds'
investment securities in accordance with the Funds' proxy voting policies and procedures. Subadvisor shall not be responsible for voting such securities, but upon reasonable request by Advisor will assist
Advisor in determining how securities shall be voted.

      (h)	In connection with the purchase and
sale of securities for the Subadvisor Managed
Assets, Subadvisor shall arrange for the transmission to the Custodian on a daily basis such confirmations, trade tickets and other documents as may be reasonably necessary to enable them to perform their administrative responsibilities with respect to the Funds. With respect to portfolio securities to be purchased or sold through the Depository Trust Company, Subadvisor shall arrange for the automatic transmission of the I.D.
confirmation of the trade to the Custodian. With respect to the Subadvisor Managed Assets, Subadvisor will be responsible for providing portfolio trades to the Funds' accounting agent for inclusion in the daily calculation of the Funds' net asset value ("NAV") in a manner and in accordance with such time requirements as Advisor and Subadvisor shall agree. In the event that, due to the omission or error of Subadvisor, trade data is not delivered by Subadvisor in accordance with such requirements or the trade information so delivered is erroneous, and such failure causes an error for any Fund, Subadvisor shall reimburse that Fund for any losses caused by Subadvisor pursuant to Advisor's NAV Error Policy or Advisor's Trade
Error Correction Policy, as appropriate.

	(i)	To the extent Subadvisor or its
affiliates may act as investment manager, investment adviser, sponsor, director or general partner for other customers or accounts ("Other
Accounts"), the parties understand that any advice and actions with respect to any of such Other
Accounts may differ from the advice given, or the timing or nature of action taken, with respect to the Funds, subject to applicable law. The parties further understand that Subadvisor or its affiliates may engage in transactions or cause or advise Other
Accounts to engage in transactions that may differ from or be identical to the transactions engaged in by Subadvisor for the Funds.

	6.	COMPLIANCE PROGRAM OF
SUBADVISOR. Subadvisor hereby represents and warrants that:

	(a)	in accordance with Rule 206(4)-7
under the Advisers Act, it has adopted and implemented and will maintain written policies and procedures reasonably designed to prevent violation by Subadvisor and its "Supervised Persons" (as such term is defined in the Advisers Act) of the Advisers Act and the rules the SEC has adopted under the Advisers Act; and

	(b)	in connection with the Subadvisory
Services, it has adopted and implemented and will maintain written policies and procedures that are reasonably designed to prevent violation of the "federal securities laws" (as such term is defined in Rule 38a-1 under the Investment Company Act) by
Subadvisor to the extent required by Rule 38a-1
(such policies and procedures referred to in this Paragraph 6(b), along with the policies and procedures referred to in Paragraph 6(a), are referred to herein as Subadvisor's "Compliance
Program") and will, from time to time, provide such certifications to assist Advisor in fulfilling its obligations under Rule 38a-1, as are reasonably requested by the Fund or Advisor. In addition, Subadviser will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to Advisor to enable the Fund to fulfill its obligations under Rule 38a-1.

	7.	REPORTING AND
COMPLIANCE MATTERS.

	(a)	Subadvisor shall promptly provide
the Funds' Chief Compliance Officer ("CCO") and
Advisor's CCO the following documents:

(i)	unless explicitly prohibited
by the SEC, notice of all SEC
examination correspondence
relating to Subadvisor's
business, including
correspondence regarding
books and records
examinations and "sweep"
examinations, issued during
the term of this Agreement,
in which the SEC identified
any concerns, issues or
matters relating to any aspect
of Subadvisor's business
(such correspondences are
commonly referred to as
"deficiency letters"), and  the
opportunity for a
representative of the Advisor
and the Funds to visit
Subadvisor in its offices to
review copies of such
examination correspondence,
and subadvisor's response
thereto;

(ii)	a report of any material
violations of Subadvisor's
Compliance Program or any
"material compliance
matters" (as such term is
defined in Rule 38a-1 under
the Investment Company
Act) that have occurred with
respect to Subadvisor's
Compliance Program;

(iii) 	a report describing any
material changes to the
policies and procedures that
comprise Subadvisor's
Compliance Program;

(iv)	a copy of  Subadvisor's CCO
report (or similar
document(s) which serve the
same purpose) regarding his
or her annual review of
Subadvisor's Compliance
Program, as required by Rule
206(4)-7 under the Advisers
Act;

(v)	an annual (or more frequently
as the Funds' CCO and
Advisor's CCO may
reasonably request)
representation regarding
Subadvisor's compliance
with Sections 6 and 7 of this
Agreement, in such form as
shall be agreed by Subadvisor
and Advisor; and

(vi)	any other documentation
reasonably requested by the
Funds' CCO or Advisor's
CCO to evaluate the
adequacy of Subadvisor's
Compliance Program.

      (b)	Subadvisor also shall provide the
Funds' CCO and Advisor's CCO or their designees with reasonable access, during normal business hours, to its personnel and records kept pursuant to this Agreement, as may reasonably be necessary for each CCO to conduct pre-arranged on-site compliance-related due diligence meetings with personnel of Subadvisor.

	(c)	Subadvisor agrees that it shall
promptly notify PWP, Advisor and Issuer upon having a reasonable basis for believing that a Fund has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code.

	(d)	Subadvisor shall (i) assist Advisor in
the timely preparation of disclosures regarding factors that have affected each Fund's performance, including the relevant market conditions and the investment strategies and techniques used by Subadvisor, as reasonably requested by Advisor;
and (ii) review, with respect to disclosures provided pursuant to section (i) above, draft reports to shareholders and other documents provided or available to Subadvisor and provide comments thereon promptly. In addition, Subadvisor and each officer and/or portfolio manager thereof designated by Advisor promptly will provide such certifications or sub-certifications as Advisor may reasonably request in order to support and facilitate certifications required to be provided by the Funds'
Principal Executive Officer and Principal Financial
Officer under Sections 302 and 906 of the Sarbanes
Oxley Act of 2002, Rule 30a-2(a) under the
Investment Company Act, or as otherwise
reasonably required by Advisor.

      8.	CONFIDENTIALITY.  The parties
to this Agreement agree that each shall treat as confidential in accordance with its policies and procedures to protect similar confidential information, and with applicable law, all information provided by a party to the others regarding such party's business and operations, including without limitation the investment activities, holdings, or identities of shareholders of the Funds, and that it uses commercially reasonable tools and policies to prevent the loss of or alteration to any such confidential information. All confidential information provided by a party hereto shall be used by any other parties hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party (except affiliates) without the prior consent of such providing party.
The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this paragraph. The foregoing also shall not apply to any information which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, by any auditor of the parties hereto, or which is required to be disclosed by judicial or administrative process or otherwise by applicable law or regulation; provided, however, that the disclosing party shall to the extent reasonably practicable provide reasonable notice to the other parties hereto prior to any such disclosure.

      9.	COMPENSATION.

	(a)	In consideration of the Subadvisory
Services rendered pursuant to this Agreement, Advisor will pay Subadvisor a management fee with respect to the Subadvised Managed Assets.
Such fees shall be payable quarterly in arrears on or before the 30th calendar day following the end of each applicable quarter. The fee payable with respect to the Subadvised Managed Assets each month shall equal the sum of the product of the "Applicable Fee" for that Fund as set forth on Exhibit A attached hereto, times the net assets of such Fund on that day, and further dividing that product by 365 (366 for leap years), for each calendar day in such month.

	(b)	In the event that, after the Effective
Date (as defined below), the Board determines to issue any additional series of shares for which it is proposed that Subadvisor provide the Subadvisory
Services, and for which Subadvisor desires to so serve, Advisor and Subadvisor shall amend Exhibit
A to this Agreement setting forth the name of the series, the Applicable Fee and such other terms and conditions as are applicable to the management of such series of shares. In such event, any reference to "Fund" or "Funds" herein shall be deemed to refer and apply to all of the funds listed on the amended Exhibit A hereto.

      (c)	Subadvisor shall have no right to
obtain compensation directly from PWP, the Funds or Issuer for the Subadvisory Services and agrees to look solely to Advisor for payment of fees due.
Upon termination of this Agreement with respect to any Fund before the end of a month, or in the event this Agreement becomes effective with respect to any Fund other than as of the beginning of a month, the fee payable with respect to such Fund for that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the relevant date as stated in
Section 9(a).

      10.	EXPENSES.  Advisor, Issuer, and
the Funds shall assume and pay their respective organizational, operational and business expenses not specifically assumed or agreed to be paid by Subadvisor pursuant to this Agreement. Subadvisor shall pay its own organizational, operational and business expenses but shall not be obligated to pay any expenses of Advisor, Issuer, or the Funds, including, without limitation: (a) brokerage fees or commissions in connection with the execution of securities transactions, (b) taxes and interest payable by the Funds; and (c) custodian fees and expenses, so long as the latter are usual and not excessive as reasonably determined by Advisor.

      11.	TERM AND TERMINATION OF
AGREEMENT.

      (a)	This Agreement shall become
effective as of the date first set forth above (the
"Effective Date") and shall continue in effect for a period of two years from the Effective Date, unless sooner terminated as hereinafter provided, and shall continue in effect from year to year thereafter so long as such continuance is specifically approved at least annually (i) by either the Board or by the vote of a majority of the outstanding voting securities of each Fund, and (ii) by the vote of a majority of the Directors who are not parties to this Agreement or interested persons (as defined in the Investment
Company Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. The annual approvals provided for herein shall be effective to continue this Agreement from year to year if given within a period beginning not more than ninety (90) days prior to the date on which it would otherwise terminate in each applicable year, notwithstanding the fact that more than three hundred sixty-five (365) days may have elapsed since the date on which such approval was last given.

      (b)	This Agreement may be terminated,
or terminated with respect to any Fund, without penalty on 60 days' written notice to Subadvisor (i) by the Board, (ii) as to any Fund, by vote of holders of a majority of any Fund's outstanding voting securities, or (iii) by Advisor, or on 60 days' written notice to Advisor and Issuer by Subadvisor, and will terminate automatically upon any termination of the investment management agreement between Issuer and Advisor. This Agreement will terminate automatically in the event of its assignment. The term "assignment" for this purpose has the meaning defined in Section 2(a)(4) of the Investment
Company Act and the rules thereunder, subject to any applicable exemptive order(s) or other exceptions as may be granted by the SEC under the Investment Company Act. Subadvisor agrees to notify Advisor of any circumstances of which it becomes aware that might result in this Agreement being deemed to be assigned.

      12.	REPRESENTATIONS,
WARRANTIES AND COVENANTS.

      (a)	Advisor and Subadvisor each
represents that it is registered as an investment advisor under the Advisers Act, that it will use its reasonable best efforts to maintain such registration, and that it will promptly notify the other if it ceases to be so registered, if its registration is suspended for any reason, or if it is notified by any regulatory organization or court of competent jurisdiction that it should show cause why its registration should not be suspended or terminated. Advisor and Subadvisor each further represents that it is registered under the laws of all jurisdictions in which the conduct of its business hereunder requires such registration.

      (b)	Advisor represents and warrants that
(i) it has duly entered into the Management
Agreement with the Issuer pursuant to which the Issuer authorized Advisor to serve as investment adviser of each of the Funds and to delegate certain of its duties under the Management Agreement to other investment advisors, including without limitation, the appointment of subadvisors with respect to assets of each Fund, (ii) the appointment of Subadvisor has been duly authorized; (iii) it has full power and authority to execute and deliver this Agreement and to perform the services contemplated hereunder, and such execution, delivery and performance will not cause it to be in violation of its Articles of Incorporation, Bylaws, or any material laws; and (iv) it has received a copy of
Part 2A of Subadvisor's Form ADV no less than 48 hours prior to entering into this Agreement; (v) it has all governmental, regulatory, self-regulatory, and exchange transfers, registrations, memberships, and approvals required to provide the Subadvisory
Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; and (vi) this Agreement has been duly approved by the Board in accordance with the requirements of Section 15 of the Investment Company Act.

      (c)	 Subadvisor represents and warrants
that (i) its service as subadvisor hereunder has been duly authorized; (ii) it has full power and authority to execute and deliver this Agreement and to perform the Subadvisory Services, and such execution, delivery and performance will not cause it to be in violation of its organizational documents, its Bylaws or material laws; (iii) it has all governmental, regulatory, self-regulatory, and exchange transfers, registrations, memberships, and approvals required to provide the Subadvisory
Services and it will maintain such licenses, registrations, memberships and approvals for the term of this Agreement; (iv) it will at all times in the performance of its duties hereunder act in conformity and comply in all material respects with, the provisions of the Funds' Registration Statement, the IPS, the Investment Company Act, the Advisers
Act, the Code and all other applicable federal and state laws and regulations, as the same may be amended from time to time; and (v) it has all controls necessary to perform its obligations under and comply with the representations and warranties it made in this Agreement.

	(d)	Subadvisor covenants and agrees that
during the term of this Agreement it will maintain at
its own expense an errors and omissions insurance
policy in an amount not less than $10 million and
commercial general liability coverage in a
commercially reasonable amount.  All insurance
carriers shall maintain a minimal financial strength
rating of A and a financial size category of VIII or
higher as determined and rated by A.M. Best
Company.   Subadvisor has provided Advisor with a
certificate of insurance evidencing that the above insurance policies are in force prior to the execution of this Agreement. Such certificate of insurance specifies (i) the names of carriers, (ii) the maximum limits of liability per incident and in the aggregate, and (iii) amount of any deductibles. If any of the required insurance policies are cancelled or not renewed, subadvisor must provide Advisor written notice at least thirty (30) days in advance of the effective date of that action.

	(e)	Subadvisor has adopted a written
code of ethics complying with the requirements of Rule 17j-l under the Investment Company Act and has provided Advisor with a copy of the code of ethics. Within 30 days of the end of each calendar quarter that this Agreement is in effect, a duly authorized officer of Subadvisor shall certify to Advisor that Subadvisor, including its personnel, has complied with the requirements of Rule 17j-l during such quarter and that there has been no material violation of Subadvisor's code of ethics or, if such a violation has occurred, that appropriate action was taken in response to such violation.
Subadvisor will report quarterly, in reasonable detail, any material violations of law or Subadvisor's code of ethics related to the Fund and the action taken in response to such violations.

	(f)	Subadvisor shall promptly notify
Advisor of any changes in its personnel who serve as portfolio managers for any Fund.

	(g)	Subadvisor covenants and agrees that
the information provided by Subadvisor to PWP and Advisor in writing shall be true and complete in all material respects and shall not, to the knowledge of Subadvisor, contain an untrue statement of a material fact or omit to state a material fact necessary to make the information not misleading.

	(h)	If, at any time during the term of this
Agreement, either of Advisor or Subadvisor discovers any fact or omission, or any event or change of circumstances has occurred which would make any of its representations and warranties in this Agreement inaccurate or incomplete in any material respect, it will provide prompt written notification to the other party of such fact, omission, event or change of circumstance, and the facts related thereto.

	(i)	Except as otherwise disclosed, to the
best of Subadvisor's knowledge, there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party or to which it or its affiliates or any of its or its affiliates' assets are subject, nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Subadvisor's financial or business prospects, or which might reasonably be expected to materially impair Subadvisor's ability to discharge its obligations under this Agreement.

	(j)	To the best of Advisor's knowledge,
there are no pending, threatened, or contemplated actions, suits, proceedings, or investigations before any court, governmental, administrative or self-regulatory body, board of trade, exchange, or arbitration panel to which it or any of its directors, officers, employees, partners, shareholders, members or principals, or any of its affiliates is a party, or to which it or its affiliates or any of its affiliates' assets are subject nor has it or its affiliates received any notice of an investigation, inquiry, or dispute by any court, governmental, administrative, or self-regulatory body, board of trade, exchange or arbitration panel regarding any of its or their activities, which, individually or in the aggregate, might reasonably be expected to result in a material adverse effect on a Fund, a material adverse change of Advisor's financial or business prospects, or which might reasonably be expected to materially impair Advisor's ability to discharge its obligations under this Agreement.

	(k)	Advisor shall promptly notify
Subadvisor in writing if any annual renewal of this Agreement with respect to Issuer or any Fund is not approved in the manner required by Section 15 of the Investment Company Act or is not approved on a timely basis.

      13.	INDEMNIFICATION.

      (a)	Subadvisor will indemnify Advisor,
the Funds, their affiliates and their respective employees, officers and directors from and against all claims, costs, loss, liability, judgment, fine, settlement, damage or expense (including reasonable third party legal fees and expenses)
(collectively, "Losses") arising out of this Agreement to the extent (x) the parties agree such Losses arise out of: (i) Subadvisor's gross negligence, bad faith, willful misfeasance or fraud;
or (ii) Subadvisor's breach of this Agreement or (y) such Losses are found or otherwise determined to have arisen out of (i) Subadvisor's gross negligence, bad faith, willful misfeasance or fraud; or (ii)
Subadvisor's breach of this Agreement.

      (b)	Advisor will indemnify Subadvisor,
its affiliates, their respective employees, officers and directors from and against all Losses arising out of this Agreement, except to the extent (x) the parties agree such Losses arise out of: (i)
Subadvisor's gross negligence, bad faith, willful misfeasance or fraud; or (ii) Subadvisor's breach of this Agreement or (y) such Losses are found or otherwise determined to have arisen out of (i)
Subadvisor's gross negligence, bad faith, willful misfeasance or fraud; or (ii) Subadvisor's breach of this Agreement.

      14.	AMENDMENT OF THIS
AGREEMENT. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
Any material amendment shall be approved in accordance with the provisions of Section 15 of the Investment Company Act.

      15.	ENTIRE AGREEMENT.  This
Agreement, including the Exhibits hereto which shall be deemed a part hereof, constitutes the entire agreement between the parties hereto on the subject matter described herein.

      16.	RELATIONSHIP OF PARTIES;
GOVERNING LAW.

      (a) 	In the performance of its duties
hereunder, Subadvisor is and shall be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent Issuer or Advisor in any way, or otherwise be deemed to be an agent of Issuer or Advisor.

	(b)	Issuer is expressly made a third party
beneficiary of this Agreement with rights with respect to the Fund to the same extent as if it had been a party hereto.

	(c)	This Agreement shall be construed in
accordance with the laws of the State of Missouri and the provisions of the Investment Company Act and the rules thereunder. To the extent the laws of the State of Missouri, or any of the provisions herein, conflict with any provision of the Investment Company Act or the rules thereunder, the latter shall control.

      17.	SEVERABILITY.  If any provision
of this Agreement shall be held or made invalid by a court decision, statute, rule or similar authority, the remainder of this Agreement shall not be affected thereby.

	18.	NOTICES.  All notices and other
communications hereunder shall be given or made in writing and shall be delivered personally, or sent by telex, telecopy, express delivery, email or registered or certified mail, postage prepaid, return receipt requested, to the party or parties to whom they are directed at the following addresses, or at such other addresses as may be designated by notice from such party to all other parties.

	To Subadvisor:	Columbia
Management Investment Advisers, LLC
				100 Park Avenue
8th Floor, Routing
NX08-20646
New York, NY 10017
				Attn:  Art Condron
Vice President,
Hedge Fund
Marketing and
Investor
Relations
Seligman
Investments
				Fax:  (212) 682-6460
				Email:
Art.Condron@ampf.com

With a copy to:
Eric T. Brandt
Vice President and
Chief Counsel - Asset
Management,
Ameriprise Financial
5228 Ameriprise
Financial Center,
Routing H27/5228
Minneapolis, MN
55474
Fax:  (612) 671-2680
Email:
Eric.t.brandt@ampf.co
m

	To Advisor:		American Century
Investment Management, Inc.
				4500 Main Street
				Kansas City, MO
64111
				Attn:  Legal
Department
				Fax:  (816) 340-4964
				Email:
Janet_Nash@americancentury.com

Any notice, demand or other communication given in a manner prescribed in this Section shall be deemed to have been delivered on receipt.

	19.	DISCLOSURE.  Neither party shall,
without the prior written consent of the other party, make representations regarding or reference the other party or any of its affiliates in any disclosure document, advertisement, sales literature or other promotional materials; provided, however, no party need review or consent to any reference to its name only or any language that it has previously approved or that is substantially similar to language it has previously approved for use in another document.

	20.	LIABILITY OF SUBADVISOR.

      (a)	Neither Subadvisor nor any officer,
director, partner, agent, employee or controlling person of Subadvisor ("Subadvisor Parties") shall be liable for any loss due solely to a mistake of investment judgment, but shall be liable for any loss which is incurred by reason of an act or omission of itself or any Subadvisor Parties if such act or omission involves willful misfeasance, bad faith, gross negligence or reckless disregard, or breach of its duties or obligations hereunder, whether express or implied. Nothing in this paragraph shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived.

      (b)	Subadvisor shall not be liable for any
failure, delay or interruption in the performance of its obligations hereunder if such failure, delay or interruption results from the occurrence of any acts, events or circumstances beyond Subadvisor's reasonable foreseeability or control, and Subadvisor shall have no responsibility of any kind for any loss or damage thereby incurred or suffered by Advisor or any of the Funds. In such case, the terms of this Agreement shall continue in full force and effect and Subadvisor's obligations shall be performed or carried out as soon as legally and practicably possible after the cessation of such acts, events or circumstances.

      IN WITNESS WHEREOF, the parties
hereto have caused this instrument to be executed by their officers designated below on the day and year first written above.


AMERICAN CENTURY INVESTMENT
MANAGEMENT, INC.


By:  	/s/ Cleo Chang
Name:  Cleo Chang
Title: 	 Senior Vice President




COLUMBIA MANAGEMENT INVESTMENT
ADVISERS, LLC


By:  	/s/ Jeffrey F. Peters
Name:  Jeffrey F. Peters
Title: 	 Head of Global Institutional Distribution




EXHIBIT A

FUNDS AND APPLICABLE FEES

Fund
		Applicable Fee

AC Alternatives Long Short Fund
		1.00%



77Q1(e)(2)
9



2

ACI DRAFT
9/9/14
[Type text]